Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Wireless Telecom Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$47,638,738	(1)	0.0001102	$5,249.79	(2)
Fees Previously Paid				$0
Total Transaction Valuation	$47,636,088
Total Fees Due for Filing				$5,249.79
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$5,249.79

(1)	Aggregate number of securities to which transaction applies: As of June 15, 2023, the maximum number of shares of common stock, par value $0.01 per share (the “Common Stock”) of Wireless Telecom Group, Inc. to which this transaction applies is estimated to be 23,984,371, which consists of (1) 21,396,047 shares of Common Stock entitled to receive the per share merger consideration of $2.13; (2) 2,025,000 shares of Common Stock underlying stock options, which may be entitled to receive the per share merger consideration of $2.13 minus any applicable exercise price; (3) 297,157 shares of Common Stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $2.13; and (4) 266,167 shares of Common Stock subject to outstanding warrants to purchase Common Stock as of June 15, 2023.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of June 15, 2023, the underlying value of the transaction was calculated based on the sum of (1) the product of 21,396,047 shares of Common Stock and the per share merger consideration of $2.13; (2) the product of 2,025,000 shares of Common Stock underlying stock options and $0.61 (which is the difference between the per share merger consideration of $2.13 and the weighted average exercise price of $1.52); (3) the product of 297,157 shares of Common Stock underlying outstanding restricted stock units and the per share merger consideration of $2.13; and (4) the product of (i) 266,167 shares of Common Stock subject to outstanding warrants to purchase Common Stock and $0.74 (which is the difference between the per share merger consideration of $2.13 and the weighted average exercise price of such warrants of $1.39. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001102.